Exhibit 21.1 - Subsidiaries of the Registrant


List of Subsidiaries


                  Name                      Jurisdiction of Organization
                  ----                      ----------------------------

        Bioanalytical Systems, Ltd.                United Kingdom

        BAS Instruments, Ltd.                      United Kingdom

        BAS Analytics, Ltd.                        United Kingdom

        BAS Evansville, Inc.                       Evansville, IN  USA